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                                                                    EXHIBIT 23.2
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 No. 333-35336, of our report, dated March 18, 2000, except for Note 12 as to which the date is July 20, 2000 and Note 13 as to which the date is July 25, 2000, relating to the combined financial statements of Entravision Communications Company, L.L.C. and its combined affiliates, our report dated February 25, 2000 relating to the financial statements of DeSoto - Channel 62 Associates, Ltd, and our report dated June 9, 2000 relating to the special purpose financial statements of radio stations KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM), which are owned by Sunburst Media, L.P. We also consent to the reference to our Firm under the caption "Experts" in this Prospectus.

                                          /s/ McGLADREY & PULLEN, LLP

Pasadena, California
July 25, 2000